Chanticleer Holdings Announces Unit (HOTRU) to Split into One Share of Common Stock and One Warrant on Friday, August 3, 2012

CHARLOTTE, N.C., August 2, 2012 - Chanticleer Holdings, Inc. (NASDAQ: HOTR) (NASDAQ: HOTRU) ("Chanticleer Holdings" or the "Company"), a minority owner in Hooters® of America and an international franchisee of Hooters restaurants, today announces that the 2,444,450 Units (NASDAQ: HOTRU), each unit consisting of one share of common stock and one warrant, from its secondary offering will cease trading as of the closing of the markets on August 2, 2012. Commencing Friday, August 3, 2012, the 2,444,450 shares of common stock and 2,444,450 warrants will be quoted separately. The common shares will trade under the symbol “HOTR” with the warrants trading under the symbol “HOTRW”.

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.00. Beginning August 3, 2012 the warrants are exercisable any time until their expiration on June 21, 2017. The warrants will be redeemable at the Company’s option for $0.01 per warrant upon 30 days’ prior written notice beginning December 21, 2012, provided that the Company’s common stock has closed at a volume weighted average price of at least $7.75 per share for at least twenty (20) consecutive trading days.

About Chanticleer Holdings, Inc.

Chanticleer Holdings is focused on expanding the Hooters® casual dining restaurant brand in international emerging markets. Chanticleer currently owns all or part of the exclusive franchise rights to develop and operate Hooters® restaurants in South Africa, Hungary and parts of Brazil, and has a joint venture with the current Hooters franchisee in Australia, while evaluating several additional international opportunities. The Company currently owns and operates in whole or part five Hooters restaurants in its international franchise territories: Durban, Johannesburg, Cape Town and Emperors Palace in South Africa; and Campbelltown, Australia. The Company has announced planned Hooters locations in Surfers Paradise, Australia and Budapest, Hungary.

In 2011, Chanticleer and a group of noteworthy private equity investors, which included H.I.G. Capital, KarpReilly, LLC and Kelly Hall, president of Texas Wings Inc., the largest Hooters® franchisee in the United States, acquired Hooters of America (HOA), a privately held company. Today, HOA is the franchisor and operator of over 430 Hooters® restaurants in 27 countries. Chanticleer maintains a minority ownership stake in HOA and its CEO, Mike Pruitt, is also a member of HOA's Board of Directors. For further information, please visit www.chanticleerholdings.com or www.hooters.com and follow us on Twitter at @ChantHoldings or @Hooters.

Safe Harbor Statement

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statement of historical fact (including statements containing the words "believes," "plans," "anticipate," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events. Further information on our business, including important factors which could affect actual results are discussed in the Company's filings with the SEC, including its Annual Report on Form 10-K under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

For Additional Information, Please Contact:

Company Contact:

Shannon DiGennaro, V.P. Investor Relations

Phone: 704.941.0959

sd@chanticleerholdings.com

Investor Contact:

The Del Mar Consulting Group, Inc.

Robert B. Prag, President

858-794-9500

bprag@delmarconsulting.com